Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS

FOURTH QUARTER AND FULL YEAR 2025 RESULTS

– Approximately 82% of Annual Base Rent from Industrial Properties –

– Acquires 23 Industrial Properties for $245.5 Million in 2025 and Subsequent to Year End –

– Completes Sale of 12 Non-Core Assets for $61.3 Million of Net Proceeds in 2025 –

GREAT NECK, New York, March 5, 2026 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on the ownership of industrial properties, today announced operating results for the quarter and year ended December 31, 2025.

“We have successfully transformed One Liberty into a predominantly industrial-focused platform, comprising 82% of our annual base rent, after completing $246 million in strategic acquisitions through disciplined capital recycling over the past 14 months,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “As a result, we believe this period marked an important inflection point, and we are confident this foundation will drive stronger, more durable earnings growth in 2026 and beyond.”

Recent Events, Fourth Quarter and Full Year 2025 Highlights:

●	Net income of $0.10 per diluted share in the fourth quarter and $1.15 per diluted share for 2025.

●	FFO[1] of $0.50 per diluted share in the fourth quarter and $1.80 per diluted share for 2025.

●	AFFO of $0.48 per diluted share in the fourth quarter and $1.91 per diluted share for 2025.

●	Extended or renewed leases for 116,000 square feet in the fourth quarter and 888,000 square feet for 2025.

●	Portfolio occupancy of 98.5% as of year end.

●	Acquired 13 industrial properties for $188.8 million in 2025.

●	In 2025, sold 10 wholly owned properties for $58.9 million of net proceeds and an $18.7 million gain, and two properties owned by unconsolidated JVs for $2.4 million of net proceeds and a $991,000 gain.

●	In 2025 and early 2026, entered into contracts to sell a vacant retail property for $6.0 million and a retail property for $4.2 million, respectively.

●	Subsequent to year end, acquired ten industrial properties for $56.7 million and entered into a contract to acquire an additional 14 acres of land adjacent to one of such properties for $800,000.

●	Approximately 82% of portfolio annual base rent, or ABR, generated by industrial properties, including acquisitions closed subsequent to year end.

[1]	A reconciliation of GAAP amounts to non-GAAP amounts (i.e., FFO and AFFO) is presented with the financial information included in this release.

Key Drivers of Fourth Quarter Results:

Rental income increased by $0.9 million year-over-year due primarily to the net impact of acquisitions and dispositions.

Total operating expenses increased by $4.6 million year-over-year primarily due to a $3.3 million non-cash impairment charge related to assets targeted for sale and the net impact of acquisitions and dispositions. Interest expense increased by $0.8 million year-over-year due primarily to increased mortgage debt incurred in connection with acquisitions.

During the quarter, the Company recognized $2.0 million gain on sale of real estate and collected $1.3 million of litigation settlement income.

The improvement in FFO is due primarily to litigation settlement income and an increase in rental income, offset by higher interest expense. The change in AFFO is due primarily to the same factors, excluding the litigation settlement income.

Diluted per share net income, FFO and AFFO were impacted in the quarter ended December 31, 2025 compared to the corresponding quarter in the prior year by an average increase of approximately 150,000 in the weighted average number of shares of common stock outstanding as a result of stock issuances in connection with the non-cash equity incentive and dividend reinvestment programs.

Fourth Quarter Results	Three Months Ended
	December 31,
Key Metrics	2025	2024	% Change
(Amounts in thousands, Except Per Share Data)
Net income attributable to OLP	$2,410	$10,532	(77.1)%
Net income / share attributable to common stockholders - diluted	$0.10	$0.49	(79.6)%

FFO	$10,847	$10,029	8.2%
FFO / share - diluted	$0.50	$0.46	8.7%

AFFO	$10,354	$10,819	(4.3)%
AFFO / share - diluted	$0.48	$0.50	(4.0)%

2

Key Drivers of 2025 Results:

Rental income increased by $6.8 million year-over-year due primarily to the net impact of acquisitions and dispositions.

Total operating expenses increased by $9.3 million year-over-year primarily due to the net impact of acquisitions and dispositions and a $3.5 million increase in non-cash impairment charge related to the Beachwood, Ohio and St. Louis Park, Minnesota properties. Interest expense increased by $3.3 million year-over-year due primarily to acquisitions and the related increases in the weighted average principal amount of mortgage debt and weighted average interest rate.

During the year, the Company recognized an $18.7 million gain on sale of real estate.

The improvement in FFO is due primarily to increases in rental income and litigation settlement income, offset by higher interest expense and real estate expenses. The increase in AFFO is due to the same factors, excluding the litigation settlement income and non-cash equity compensation awards.

Diluted per share net income, FFO and AFFO were impacted in 2025 compared to 2024 by an average increase of approximately 204,000 in the weighted average number of shares of common stock outstanding as a result of stock issuances in connection with the non-cash equity incentive and dividend reinvestment programs.

Full Year 2025 Results	Year Ended
	December 31,
Key Metrics	2025	2024	% Change
(Amounts in thousands, Except Per Share Data)
Net income attributable to OLP	$25,474	$30,417	(16.3)%
Net income / share attributable to common stockholders - diluted	$1.15	$1.40	(17.9)%

FFO	$39,171	$38,027	3.0%
FFO / share - diluted	$1.80	$1.77	1.7%

AFFO	$41,556	$41,157	1.0%
AFFO / share - diluted	$1.91	$1.91	-

Balance Sheet:

At December 31, 2025, the Company had $14.4 million of cash and cash equivalents, total assets of $857.6 million, total debt of $517.3 million, and total OLP stockholders’ equity of $299.6 million.

At February 27, 2026, One Liberty’s available liquidity was $78.5 million, including $8.5 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $70 million available under its credit facility.

2025 Transaction Activity:

The Company acquired 13 industrial properties for $188.8 million, from which the Company expects to recognize, in 2026, approximately $13.3 million of rental income and $6.5 million of mortgage interest expense.

The Company sold ten properties (seven retail, a restaurant, a veterinary hospital and a property ground leased to a multi-unit apartment complex owner/operator) for aggregate net sales proceeds of $58.9 million and an aggregate net gain on sale of real estate of $18.7 million. The properties sold accounted for $4.5 million of rental income in 2024, the last year of full ownership, and accounted for $2.4 million of rental income in 2025.

The Company sold two joint venture properties; its 50% share of the net sales proceeds and gain were $2.4 million and $991,000, respectively.

The Company entered into a contract in October 2025, to sell a vacant retail property located in Cary, North Carolina for $6.0 million. It is anticipated that the sale will close by the end of the first quarter 2026 and will result in a gain on sale of approximately $2.5 million. This property accounted for $192,000 of rental income and $45,000 of mortgage interest expense in 2025.

Subsequent Events:

The Company completed, in January 2026, the purchase of ten industrial properties totaling 637,633 square feet located in seven markets and leased to six tenants (each of which has a global or national presence) for $56.7 million, including new mortgage debt on six of the properties of $17.0 million bearing an interest rate of 5.53% and maturing in 2033. The Company also entered into a contract to purchase an additional 14 acres of land adjacent to one of such properties for $800,000. The Company drew $30 million on its credit facility as part of its purchase. The Company anticipates using the net proceeds from property sales and mortgage financings on two of the unencumbered properties to pay down the credit facility. The Company expects to recognize approximately $2.8 million of base rent from these properties and, after giving effect to anticipated lease renewals (as to which no assurance can be provided), estimates that the base rent from these properties in 2026 will be approximately $3.6 million.

The Company entered into a contract in January 2026, to sell a retail property located in Newport News, Virginia for $4.2 million. It is anticipated that the sale will close in April 2026 and should result in a gain on sale of approximately $1.3 million. This property accounted for $360,000 of rental income in 2025.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In computing FFO, management does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes adjusted funds from operations, or AFFO, by adjusting from FFO for its straight-line rent accruals and amortization of lease intangibles, deducting from income additional rent from ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared period-over-period, should reflect the impact to operations from trends in, among other things, occupancy rates, rental rates, operating costs and interest costs, without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO are not alternatives to net income as a reliable measure of One Liberty’s operating performance nor an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating our performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Operating Measure:

Annual base rent, or ABR, generally represents the cash base rent payable to OLP during the twelve months ending December 31, 2026 under leases in effect at December 31, 2025. See OLP’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”) for further information on the calculation of ABR, which is referred to in the Form 10-K as “2026 base rent.”

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding important factors that could cause actual outcomes or other events to differ materially from any such forward-looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the reports filed with the Securities and Exchange Commission thereafter; in particular, the sections of such reports entitled “Cautionary Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein. In addition, estimates of rental income and base rent exclude any related variable rent and the adjustments required by GAAP to present rental income; anticipated property purchases, sales, financings and/or refinancings may not be completed during the period or on the terms indicated, or at all; estimates of net proceeds and gains from property sales and financings/refinancings are subject to adjustment, among other things, because actual closing costs (including the amounts, if any, required to pay-off mortgage debt on properties being sold) may differ from the estimated costs; anticipated rent increases, including those tied to filling of vacancies or as a result of market-to-market opportunities (i.e., renewing leased premises or leasing vacant premises at higher rental rates) may not be realized; and amounts presented in this press release and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 may differ from one another due to rounding. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events.

About One Liberty Properties:

One Liberty is an industrial-focused real estate investment trust organized in Maryland in 1982. The Company owns and operates a geographically diversified portfolio consisting primarily of industrial properties across the United States. Additional financial and descriptive information on One Liberty, its operations and its portfolio, is available on its website at: http://1liberty.com.  Interested parties are encouraged to review One Liberty’s Annual Report on Form 10-K and the other reports it files with the Securities and Exchange Commission for additional information.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	December 31,	December 31,
	2025	2024
ASSETS
Real estate investments, at cost	$972,257	$860,752
Accumulated depreciation	(194,663)	(188,447)
Real estate investments, net	777,594	672,305

Investment in unconsolidated joint ventures	203	2,101
Cash and cash equivalents	14,434	42,315
Unbilled rent receivable	17,269	16,988
Unamortized intangible lease assets, net	25,501	13,649
Other assets	22,569	19,596
Total assets	$857,570	$766,954

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$517,342	$420,555
Line of credit	—	—
Unamortized intangible lease liabilities, net	12,946	11,752
Other liabilities	27,485	26,072
Total liabilities	557,773	458,379

Total One Liberty Properties, Inc. stockholders’ equity	299,603	307,425
Non-controlling interests in consolidated joint ventures	194	1,150
Total equity	299,797	308,575
Total liabilities and equity	$857,570	$766,954

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Rental income, net	$24,741	$23,856	$97,161	$90,313
Lease termination fees	—	—	66	250
Total revenues	24,741	23,856	97,227	90,563

Operating expenses:
Depreciation and amortization	7,126	6,172	27,196	24,291
Real estate expenses	5,125	5,227	19,878	17,904
General and administrative	4,031	3,803	16,267	15,388
Impairment losses	3,293	—	4,593	1,086
State taxes	71	(183)	73	1
Total operating expenses	19,646	15,019	68,007	58,670

Other operating income
Gain on sale of real estate, net	1,977	6,660	18,689	18,007
Operating income	7,072	15,497	47,909	49,900

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	1	56	101	143
Equity in earnings from sale of unconsolidated joint venture properties	—	—	991	—
Income on settlement of litigation	1,300	—	1,300	—
Other income	198	290	609	1,186
Interest:
Expense	(5,902)	(5,064)	(22,798)	(19,463)
Amortization and write-off of deferred financing costs	(254)	(227)	(1,005)	(968)

Net income	2,415	10,552	27,107	30,798
Net income attributable to non-controlling interests	(5)	(20)	(1,633)	(381)
Net income attributable to One Liberty Properties, Inc.	$2,410	$10,532	$25,474	$30,417

Net income per share attributable to common stockholders - diluted	$.10	$.49	$1.15	$1.40

Funds from operations - Note 1	$10,847	$10,029	$39,171	$38,027
Funds from operations per common share - diluted - Note 2	$.50	$.46	$1.80	$1.77

Adjusted funds from operations - Note 1	$10,354	$10,819	$41,556	$41,157
Adjusted funds from operations per common share - diluted - Note 2	$.48	$.50	$1.91	$1.91

Weighted average number of common shares outstanding:
Basic	20,906	20,666	20,866	20,600
Diluted	20,918	20,796	20,912	20,722

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Note 1:	2025	2024	2025	2024
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$2,410	$10,532	$25,474	$30,417
Add: depreciation and amortization of properties	6,917	5,971	26,354	23,495
Add: our share of depreciation and amortization of unconsolidated joint ventures	—	5	18	22
Add: impairment losses	3,293	—	4,593	1,086
Add: amortization of deferred leasing costs	209	201	842	796
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	3	12
Deduct: gain on sale of real estate, net	(1,977)	(6,660)	(18,689)	(18,007)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	—	—	(991)	—
Adjustments for non-controlling interests	(5)	(20)	1,567	206
NAREIT funds from operations applicable to common stock	10,847	10,029	39,171	38,027
Deduct: straight-line rent accruals and amortization of lease intangibles	(767)	(740)	(2,675)	(2,745)
Adjust: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	(8)	(32)	19
Deduct: lease termination fees	—	—	(66)	(250)
Deduct: other income and income on settlement of litigation	(1,327)	(27)	(1,410)	(110)
Add: amortization of restricted stock and RSU compensation	1,292	1,275	5,333	4,962
Add: amortization and write-off of deferred financing costs	254	227	1,005	968
Add: amortization of lease incentives	24	30	107	119
Add: amortization of mortgage intangible assets	34	34	137	137
Adjustments for non-controlling interests	(3)	(1)	(14)	30
Adjusted funds from operations applicable to common stock	$10,354	$10,819	$41,556	$41,157

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$.10	$.49	$1.15	$1.40
Add: depreciation and amortization of properties	.33	.27	1.23	1.10
Add: our share of depreciation and amortization of unconsolidated joint ventures	—	—	—	—
Add: impairment losses	.15	—	.21	.05
Add: amortization of deferred leasing costs	.01	.01	.04	.04
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Deduct: gain on sale of real estate, net	(.09)	(.31)	(.86)	(.84)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	—	—	(.05)	—
Adjustments for non-controlling interests	—	—	.08	.02
NAREIT funds from operations per share of common stock - diluted (a)	.50	.46	1.80	1.77
Deduct: straight-line rent accruals and amortization of lease intangibles	(.03)	(.03)	(.13)	(.13)
Adjust: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—	—	—
Deduct: lease termination fees	—	—	—	(.01)
Deduct: other income and income on settlement of litigation	(.06)	—	(.06)	(.01)
Add: amortization of restricted stock and RSU compensation	.06	.06	.24	.23
Add: amortization and write-off of deferred financing costs	.01	.01	.05	.04
Add: amortization of lease incentives	—	—	—	.01
Add: amortization of mortgage intangible assets	—	—	.01	.01
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock - diluted (a)	$.48	$.50	$1.91	$1.91

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.